Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Cyclacel Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c)	411,969	$2.156	$888,205.17	$0.00014760	$131.10
Total Offering Amount					$888,205.17		$131.10
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$131.10

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Cyclacel Pharmaceuticals, Inc. (the “Registrant”) that become issuable with respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)	Estimated in accordance with Rules 457(c) solely for purposes of calculating the registration fee on the basis of $2.156, the weighted average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 17, 2024.

(3)	Consists of 411,969 shares of common stock registered for resale by the selling security holders named in this Registration Statement, issuable upon the exercise of outstanding warrants.